EXHIBIT 99.1

Report of Ernst & Young LLP,
Independent Auditors

Board of Directors and Shareholders of GateHouse Media, Inc.:

We have audited the accompanying balance sheets of the (Huntington) Herald-Dispatch (the Company) as of December 31, 2006 and December 25, 2005, and the related statements of income, cash flows, and parent equity for each of the three fiscal years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the (Huntington) Herald-Dispatch at December 31, 2006 and December 25, 2005, and the results of its operations and its cash flows for each of the three fiscal years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As disclosed in Note 2 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R) during fiscal 2006.

McLean, Virginia
October 11, 2007

Ex 99.1 - 1

BALANCE SHEETS
(Huntington) Herald–Dispatch
(Carved-out Newspaper of GateHouse Media, Inc.)

In thousands of dollars

	December 31, 2006	December 25, 2005
ASSETS
Current assets
Cash and cash equivalents	$200	$163
Trade receivables, less allowance (2006 - $82; 2005 - $82)	2,649	2,988
Inventories	748	662
Prepaid expenses	33	67
Total current assets	3,630	3,880

Property, plant and equipment
Land	379	379
Buildings and improvements	2,575	2,551
Machinery, equipment and fixtures	8,526	8,258
Construction in progress	19	5
Total	11,499	11,193
Less accumulated depreciation	(7,981)	(7,775)
Net property, plant and equipment	3,518	3,418

Intangible and other assets
Goodwill	2,438	2,438
Other Assets	1	1
Total intangible and other assets	2,439	2,439
Total assets	$9,587	$9,737

LIABILITIES AND PARENT EQUITY
Current liabilities
Accounts payable	$636	$737
Compensation and other accruals	355	346
Deferred income	504	625
Total current liabilities	1,495	1,708

Deferred income taxes	531	505
Total liabilities	2,026	2,213
Total Parent equity	7,561	7,524
Total liabilities and Parent equity	$9,587	$9,737

The accompanying notes are an integral part of these financial statements.

Ex 99.1 - 2

STATEMENTS OF INCOME
(Huntington) Herald–Dispatch
(Carved-out Newspaper of GateHouse Media, Inc.)

In thousands of dollars

	Fiscal Year Ended
	December 31, 2006	December 25, 2005	December 26, 2004

Net Operating Revenues
Newspaper advertising	$15,650	$15,950	$16,231
Newspaper circulation	4,336	4,361	4,768
Commercial printing and other	3,561	4,164	3,475
Total	23,547	24,475	24,474

Operating Expenses
Operating costs, exclusive of depreciation	13,702	13,824	13,117
Selling, general and administrative expenses,
exclusive of depreciation	3,799	3,719	3,601
Depreciation	567	589	612
Total	18,068	18,132	17,330
Income before income taxes	5,479	6,343	7,144
Provision for income taxes	2,197	2,544	2,865
Net income	$3,282	$3,799	$4,279

The accompanying notes are an integral part of these financial statements.

Ex 99.1 - 3

STATEMENTS OF CASH FLOWS
(Huntington) Herald–Dispatch
(Carved-out Newspaper of GateHouse Media, Inc.)

In thousands of dollars
	Fiscal Year Ended
	December 31, 2006	December 25, 2005	December 26, 2004

Cash flows from operating activities:
Net Income	$3,282	$3,799	$4,279
Adjustments to reconcile net income to net cash
flow from operations:
Depreciation	567	589	612
Trade receivables	339	(142)	(336)
Inventories	(86)	114	(271)
Prepaid expenses	34	(25)	(12)
Accounts payable	(101)	(222)	206
Compensation and other accruals	9	(25)	57
Deferred income	(121)	40	63
Deferred income taxes	26	(95)	(40)
Net cash flow from operating activities	3,949	4,033	4,558

Cash flows used in investing activities:
Purchase of property, plant and equipment	(667)	(686)	(554)
Disposals of property, plant and equipment	-	22	-
Net cash used in investing activities	(667)	(664)	(554)

Cash flows used in financing activities
Distributions to Parent	(3,245)	(3,378)	(3,919)
Net cash used in financing activities	(3,245)	(3,378)	(3,919)

Net increase (decrease) in cash and cash equivalents	37	(9)	85
Balance of cash and cash equivalents at
beginning of period	163	172	87
Balance of cash and cash equivalents at end of period	$200	$163	$172

The accompanying notes are an integral part of these financial statements.

Ex 99.1 - 4

STATEMENTS OF PARENT EQUITY
(Huntington) Herald–Dispatch
(Carved-out Newspaper of GateHouse Media, Inc.)

In thousands of dollars

Balance as of December 28, 2003	$6,743
Net income, 2004	4,279
Distributions to Parent	(3,919)
Balance as of December 26, 2004	$7,103
Net income, 2005	3,799
Distributions to Parent	(3,378)
Balance as of December 25, 2005	$7,524
Net income, 2006	3,282
Distributions to Parent	(3,245)
Balance as of December 31, 2006	$7,561

The accompanying notes are an integral part of these financial statements.

Ex 99.1 - 5

NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE 1 – Organization, basis of presentation and business

These financial statements reflect the financial position, results of operation and cash flows of the (Huntington) Herald–Dispatch (the Company).  For all years presented, the Company was a subsidiary of Gannett Co., Inc. (the Parent), a leading international news and information company.  The financial statements are presented as if the Company existed as a separate entity from the remaining businesses of the Parent during the years presented.

The allocations and estimates included in the financial statements are determined using the methodologies described in Note 3.

NOTE 2 – Summary of significant accounting policies

Fiscal year: The Company’s fiscal year ends on the last Sunday of the calendar year.  The Company’s 2006 fiscal year ended on December 31, 2006, and encompassed a 53-week period.  The Company’s 2005 and 2004 fiscal years encompassed 52-week periods.

Use of estimates: The Company prepares its financial statements in accordance with generally accepted accounting principles which require the use of estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and related disclosure of contingent matters.  The Company bases its estimates on historical experience, and other assumptions, as appropriate.  The Company re-evaluates its estimates on an ongoing basis.  Actual results could differ from these estimates.

Cash and cash equivalents:  Cash and cash equivalents consist of highly liquid investments purchased with an original maturity of three months or less.  The Company participates in the centralized cash management system of the Parent, wherein cash receipts are transferred to and cash disbursements are funded by the Parent on a daily basis.  The net funding to or from the Parent is presented as a cash flow from financing activities in the accompanying statements of cash flows.  The amount of cash and cash equivalents and deposit accounts reported separately by the Company primarily represent deposits made after the daily sweep of cash to the Parent or accounts which are not part of the cash management system.

Trade receivables and allowances for doubtful accounts: Trade receivables are recorded at invoiced amounts and generally do not bear interest.  The allowance for doubtful accounts reflects the Company’s estimate of credit exposure, determined principally on the basis of its collection experience.

Inventories: Inventories, consisting principally of newsprint, printing ink, plate material and production film for the Company’s operations, are valued at the lower of cost (first-in, first-out) or market.

Property and depreciation: Property, plant and equipment is recorded at cost, and depreciation is provided generally on a straight-line basis over the estimated useful lives of the assets.  The principal estimated useful lives are: buildings and improvements, 10 to 40 years; and machinery, equipment and fixtures, four to 30 years.  Major renewals and improvements and interest incurred during the construction period of major additions are capitalized.  Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred.

Goodwill: Goodwill represents the excess of acquisition cost of the Company over the fair value of other assets acquired net of liabilities assumed at the time the Company was purchased by the Parent.  The Company follows Statement of Financial Accounting Standards (SFAS) No. 142 Goodwill and Other Intangible Assets (SFAS No. 142).  SFAS No. 142 prohibits the amortization of goodwill and other intangibles with indefinite useful lives unless the intangible asset is deemed to be impaired.  SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level at least annually.  The Company annually performs an impairment test of its goodwill and has determined that no impairment of goodwill existed at December 31, 2006, December 25, 2005 and December 26, 2004.

Valuation of long-lived assets: In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, the Company evaluates the carrying value of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  The carrying value of a long-lived asset group is considered impaired when the projected undiscounted future cash flows are less than its carrying value.  The Company measures impairment based on the amount by which the carrying value exceeds the fair market value.  Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved.  Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Fair value: The Company estimates that the amount reported on the balance sheets for financial instruments, including cash, trade and other receivables, and other long-term liabilities, approximates fair value.

Ex 99.1 - 6

Revenue recognition: The Company’s revenues include amounts charged to customers for space purchased in the Company’s newspapers, ads placed on its Web sites, and amounts charged to customers for commercial printing jobs.  Newspaper revenues also include circulation revenues for newspapers purchased by readers or distributors reduced by the amount of discounts taken.  Advertising revenues are recognized, net of agency commissions, in the period when advertising is printed or placed on Web sites.  Commercial printing revenues are recognized when the job is delivered to the customer.  Certain commercial printing services were provided by the Company to Gannett and represented approximately $2.9 million, $3.4 million and $2.1 million during 2006, 2005, and 2004, respectively.  Circulation revenues are recognized when purchased newspapers are distributed.  Amounts received from customers in advance of revenue recognition are deferred as liabilities.

Non-cash stock compensation: Non-cash stock compensation includes compensation expense associated with the Parent’s restricted common stock and stock options issued under the Parent Omnibus Incentive Compensation Plan.

Prior to December 26, 2005, the Company accounted for stock-based compensation using the intrinsic value-based method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25).  Under APB No. 25, the Company generally did not recognize stock-based compensation for stock options in its statements of income, because the options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.  As permitted, the Company elected to adopt the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123).  Under those provisions, the Company disclosed in the notes to its financial statements what the effect would have been on its results of operations and related per share amounts had compensation costs for the Parent’s stock options been recorded based on the fair value at grant date.

Effective December 26, 2005, the first day of its 2006 fiscal year, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payments (SFAS No. 123(R)), using the modified prospective transition method.  Under this transition method, stock-based compensation costs recognized in the income statement for 2006 include (a) compensation expense for all unvested stock-based awards that were granted through December 25, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and (b) compensation expense for all share-based payments granted after December 25, 2005, based on grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).  The Company’s stock option awards have graded vesting terms and the Company recognizes compensation expense for these options on a straight-line basis over the requisite service period for the entire award (generally four years).  Restricted shares are accounted for similarly under both SFAS No. 123(R) and APB 25.

The effect of adopting SFAS No. 123(R) for the year ended December 31, 2006 was a reduction in income before income taxes of $35,000 ($21,000 reduction in net income). See Note 6 for further discussion.

NOTE 3 – Allocation methodology

Allocations:  The following allocation policies have been established by management of the Company.  Unless otherwise noted, these policies have been consistently applied in the historical financial statements of the Company.  In the opinion of management, the methods for allocating these costs are reasonable.  It is not practicable to estimate the costs that would have been incurred by the Company if they had been operated on a stand-alone basis.

Specifically identifiable operating expenses - Costs which relate entirely to the operations of the Company are attributed entirely to them.  These expenses consist of costs of personnel who are 100% dedicated to operations, and amounts paid to third parties for services rendered.

Shared operating expenses - The Parent allocates the cost of certain corporate general and administrative services and shared services, including shared personnel, to each location based on a variety of allocation methods.  These shared services include newspaper executive management, legal, accounting, telecommunications, human resources, pension, medical, disability and insurance amounts.  These costs have been allocated to the Company based on one of the following allocation methods:  (1) pro rata portion of payroll (2) pro rata portion based on management’s assessment of usage of services, or (3) as a percent of revenue.  Management determined which allocation method was appropriate based on the nature of the shared service being provided.  See Note 9 for additional discussion on related party transactions.

Ex 99.1 - 7

Allocated charges - Allocations of the specifically identifiable operating expenses and shared operating expenses have been included in the statements of income in operating costs and selling, general and administrative expenses of the Company as follows:

In thousands of dollars	Fiscal Year
	2006	2005	2004
Corporate expenses	$471	$490	$489
Pension expense	288	274	261
Other postretirement benefits	563	688	666
Contributions to 401(k) savings plan	85	84	81
Insurance expense	1,467	1,540	1,421
Medical disability expense	33	31	29
Non-cash stock compensation	49	1	-
Allocated charges from the Parent	$2,956	$3,108	$2,947

Taxes - The Company’s allocated share of the Parent’s consolidated Federal tax provision is determined using the stand-alone method.  Under the stand-alone method, tax expense or benefit is calculated as if the Company filed its own tax returns.  State income taxes are allocated in a similar manner.  Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities carried by the Company, and are measured using the enacted tax rates that are expected to be in effect in the period in which these differences are expected to reverse.

Intercompany accounts between the Company and the Parent have been included in Parent equity.

NOTE 4 – Recently issued accounting standards

In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation Number 48, Accounting for Uncertainty in Income Taxes (FIN No. 48), which will become effective for the Company’s first quarter of 2007.  Under FIN No. 48, companies are required to make disclosures about uncertainties in their income tax positions, including a roll-forward analysis of tax benefits taken that do not qualify for financial statement recognition.  Under FIN No. 48, the recognition of a tax benefit would only occur when it is “more-likely-than-not” that the position would be sustained upon examination.  Management adopted this standard in the first quarter of 2007.  The standard did not have a material impact on its financial accounting and reporting.

In September 2006, the FASB issued SFAS No. 157 Fair Value Measurements (SFAS No. 157).  SFAS No. 157 establishes a common definition for fair value, creates a framework for measuring fair value, and expands disclosure requirements about such fair value measurements.  SFAS No. 157 will become effective for the Company’s first quarter of 2008.  Management is in the process of studying the impact of this standard on the Company’s financial accounting and reporting.

In February 2007, the FASB issued SFAS No. 159 The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). This statement will become effective for the Company at the beginning of fiscal year 2008.  SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value.  Additionally, SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  Management is currently evaluating this standard and the impact on its financial accounting and reporting.

Ex 99.1 - 8

NOTE 5 – Income taxes

The Company’s provision for income taxes consists of the following:

In thousands of dollars	Fiscal Year
	2006	2005	2004
Current:
Federal	$1,889	$2,296	$2,527
State	282	343	378
	2,171	2,639	2,905
Deferred:
Federal	23	(83)	(35)
State	3	(12)	(5)
	26	(95)	(40)
Provision for income taxes	$2,197	$2,544	$2,865

All tax payments are made by the Parent.  As such, there are no cash payments for taxes by the Company.  The deferred tax liability is primarily a timing difference in the recognition of depreciation expense on fixed assets.

The provision for income taxes varies from the U.S. federal statutory tax rate as a result of the following differences:

Ex 99.1 - 9

Fiscal Year	2006	2005	2004
U.S. statutory tax rate	35.0%	35.0%	35.0%
Increase in taxes resulting from:
State/other income taxes net of federal
income tax benefit	5.0	5.0	5.0
Other, net	0.1	0.1	0.1
Effective tax rate	40.1%	40.1%	40.1%

NOTE 6 – Stock-based compensation

Certain employees receive benefits under the Parent’s Omnibus Incentive Compensation Plan, which replaced the 1978 Long-Term Executive Incentive Plan.

Prior to December 26, 2005, the Company accounted for stock-based compensation using the intrinsic value-based method in accordance with APB No. 25.  Under APB No. 25, the Company generally did not recognize stock-based compensation for stock options in its statements of income prior to December 26, 2005 because the options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.  As permitted, the Company elected to adopt the disclosure-only provisions of SFAS No. 123.  Under those provisions, the Company is required to disclose in the notes to its financial statements what the effect would have been on its results of operations had compensation costs for the stock options been determined based on the fair value at grant date.  Such amounts for 2005 totaled $330,000 of pre-tax stock-based compensation or $200,000 on an after-tax basis, and for 2004 totaled $510,000 of pre-tax stock-based compensation or $310,000 on an after-tax basis.

Effective December 26, 2005, the first day of its 2006 fiscal year, the Company adopted the fair value recognition provisions of SFAS No. 123(R), using the modified prospective transition method.  Under this transition method, stock-based compensation costs recognized in the income statement for 2006, include (a) compensation expense for all unvested stock-based awards that were granted prior to December 25, 2005 based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and (b) compensation expense for all share-based payments granted on or after December 25, 2005 based on grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).  The impact of adoption of SFAS No. 123(R) was to reduce 2006 pre-tax operating results by $35,000 ($21,000 after-tax). Results for prior periods have not been restated.  The Parent’s stock option awards have graded vesting terms and the Company recognizes compensation expense for these options on a straight-line basis over the requisite service period for the entire award (generally four years).

Determining Fair Value

Valuation and amortization method– The Parent determines the fair value of stock options granted using the Black-Scholes option-pricing formula.  This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Expected term– The expected term represents the period that the Parent’s stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.

Expected volatility–The fair value of stock-based awards reflects a volatility factor calculated using historical market data for the Parent’s common stock.

Expected dividend– The dividend assumption is based on the Parent’s current expectations about its dividend policy.  The Parent has paid an increasing dividend in past years and anticipates continuing that practice into the future.

Risk-free interest rate– At the time of the stock option grant, the Parent bases the risk-free interest rate on the yield to maturity on zero-coupon U.S. government bonds having a remaining life equal to the option’s expected life.

Estimated forfeitures – When estimating forfeitures, the Parent considers voluntary termination behavior as well as analysis of actual option forfeitures.

For the year ended December 31, 2004, options were granted for 10,900 shares (no options granted in 2005 and 2006).  The following assumptions were used to estimate the fair value of those options.

Ex 99.1 - 10

Fiscal Year
2004
Average expected term	7 yrs.
Expected volatility	13.62-19.16%
Weighted average volatility	13.95%
Risk-free interest rates	3.71-3.83%
Expected dividend yield	1.24-1.33%
Weighted average expected dividend	1.25%

For 2006, the Company recorded stock-based compensation expense of $49,000, comprising $35,000 for nonqualified stock options and $14,000 for restricted shares.  The related tax benefit for stock compensation was $20,000.  On an after tax basis, total non-cash compensation expense was $29,000.

The following table illustrates the impact of adopting the fair value recognition provisions of SFAS No. 123(R) on income from operations, income before income taxes and net income for 2006.  The tables reflect the impact of expensing stock options only.  Restricted shares are accounted for similarly under both SFAS No. 123(R) and APB 25.

(amounts in thousands)	As Reported Under SFAS No. 123(R)	Impact of Stock-option Compensation Expense	Accounted for Under APB 25

Income before income taxes	$5,479	$35	$5,514
Net income	$3,282	$21	$3,303

Options outstanding to employees of the Company as of December 31, 2006, December 25, 2005 and December 26, 2004 were 52,938, 55,038 and 56,239, respectively.  The weighted average exercise price was $75.81, $75.23 and $74.94 as of December 31, 2006, December 25, 2005 and December 26, 2004, respectively.

Ex 99.1 - 11

NOTE 7 – Retirement plans (pension)

The Company is part of the Gannett Retirement Plan which is the Parent’s principal retirement plan and covers most U.S. employees.  The Company recognized expense of $288,000, $274,000 and $261,000, respectively, related to its retirement plans during the fiscal years 2006, 2005 and 2004.  This expense reflects an allocation from the Parent.

NOTE 8 – Postretirement benefits other than pension

The Parent provides health care and life insurance benefits to certain retired employees who meet age and service requirements.  Most retirees contribute to the cost of these benefits and retiree contributions are increased as actual benefit costs increase.  The Parent’s policy is to fund benefits as claims and premiums are paid.  The Company recognized postretirement benefit costs for health care of $563,000, $688,000 and $666,000 respectively, for the fiscal years 2006, 2005 and 2004.  This expense reflects an allocation from the Parent.

NOTE 9 – Related party transactions

Corporate Expenses

Certain corporate overhead expenses incurred by the Parent have been allocated to the Company and are reflected in the statements of income.  These overhead costs relate to general management oversight, financial management, including public-company reporting, consolidated tax filings, the Parent benefit plan administration, risk management and consolidated treasury services and costs to support the Parent information technology infrastructure.  The Parent also allocates a portion of its annual audit and tax return review costs provided by an independent public accounting firm to the Company.  These costs are allocated to the Company based on one of the following allocation methods:  (1) pro rata portion of payroll, or (2) pro rata portion based on management’s assessment of usage of services, or (3) as a percent of revenue.  Management believes the basis for the allocations is reasonable.  The amounts allocated to the Company in fiscal years 2006, 2005 and 2004 were approximately $471,000, $490,000 and $489,000, respectively.

Retirement Plans Administered by the Parent

The Parent allocated to its divisions or subsidiaries costs associated with the retirement plan that the Parent administers.  The Company was allocated approximately $288,000, $274,000, and $261,000 in fiscal years 2006, 2005 and 2004 respectively, by the Parent related to this retirement plan.  The Company is allocated pension expense for coverage based on its pro-rata portion of the Parent’s total payroll to the total cost of the Parent.   Had this retirement plan been administered by the Company as a separate entity, the amounts may have been different than those allocated to the Company by the Parent.

The Parent administers a 401(k) savings plan for which all employees (other than those covered by a collective bargaining agreement) who are scheduled to work a minimum number of hours in a year are eligible.  The Company matches 50% of the first 6% of employee contributions.  The Company recognized expense related to the Company match of approximately $85,000, $84,000 and $81,000 in fiscal years 2006, 2005 and 2004, respectively.

Insurance Programs Administered by the Parent

The Parent allocates to its divisions or subsidiaries costs associated with certain insurance programs that the Parent administers.  The insurance programs for which the related costs are allocated primarily include medical, automobile liability, workers’ compensation, general liability, property and libel insurance.  The Company was allocated approximately $1,467,000, $1,540,000 and $1,421,000 in fiscal years 2006, 2005 and 2004, respectively, by the Parent related to these insurance programs.  These amounts are allocated by the Parent using various methodologies, as described below.  Had these insurance programs been administered by the Company as a separate entity, the amounts may have been different than those allocated to the Company by the Parent.

Included within the insurance cost allocation are claims allocations related to medical and non-property casualty programs (automobile liability, workers’ compensation and general liability) for which the Parent is self-insured up to a certain amount.  For the self–insured component, costs are allocated to the Company based on incurred claims of the Company.  The Parent has premium based policies which cover amounts in excess of the self-insured retentions.  The Company is allocated expenses based on its pro-rata portion of the Parent’s total underlying exposure items (i.e., number and type of vehicles, sales, payroll dollars, etc.) to the total insurance cost to be incurred by the Parent.

Also included within the insurance allocation is coverage related to property insurance.  The Company is allocated premium expense for coverage based on its pro-rata portion of the Parent’s total insured property values to the total insurance cost of the Parent.

Ex 99.1 - 12

Medical Disability Programs Administered by the Parent

The Parent allocated to its divisions or subsidiaries costs associated with medical disability programs that the Parent administers.  The Company was allocated approximately $33,000, $31,000 and $29,000 in fiscal years 2006, 2005 and 2004, respectively, by the Parent related to these medical disability programs.  These amounts were allocated by the Parent using the Company’s pro-rata portion of payroll to the total disability expense.  Had these medical disability programs been administered by the Company as a separate entity, the amounts may have been different than those allocated to the Company by the Parent.

Non-cash Stock Compensation

Non-cash stock compensation includes compensation expenses associated with the Parent restricted common stock and stock options issued under the Gannett Co. Inc., Omnibus Incentive Compensation plan.  The Company was allocated approximately $49,000 and $1,000 in fiscal years 2006 and 2005, respectively, by the Parent related to non-cash stock compensation expense.  See Note 6 for further discussion of stock awards.

NOTE 10 – Commitments, contingent liabilities and other matters

Leases:  Approximate future minimum annual rentals payable under non-cancelable operating leases, primarily real estate-related, are as follows:

In thousands of dollars
2007	$50
2008	-
2009	-
2010	-
2011	-
Later years	-
Total	$50

Total rental costs reflected in operating expenses were $28,000 in 2006, $27,000 in 2005 and $27,000 in 2004.

Litigation:  The Company is not involved in any material litigation.

There are no other material contingent liabilities or other matters associated with the Company.

NOTE 11 – Subsequent event

On May 7, 2007, GateHouse Media, Inc. completed the purchase of the Company and three other newspapers owned by Gannett Co., Inc. for approximately $410 million.  The purchase price is subject to adjustment based upon a final determination of the amount of net working capital as of the date of acquisition.

On June 28, 2007 GateHouse Media, Inc. signed a definitive asset purchase agreement to sell the Company to Champion Industries, Inc. for a purchase price of approximately $77 million.  The transaction was completed on September 14, 2007.

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